Exhibit 99.1

NEWS FROM ESCO TECHNOLOGIES

For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                    ESCO ANNOUNCES FIRST QUARTER RESULTS AND
                    ----------------------------------------
                 RECONFIRMS TOTAL YEAR REVENUE AND EPS GUIDANCE
                 ----------------------------------------------

     ST. LOUIS, February 5, 2009 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the first quarter ended December 31, 2008, and also reconfirmed its Revenue and Earnings Per Share guidance for fiscal year 2009 within the ranges previously communicated.

Chairman's Commentary - First Quarter 2009
------------------------------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "While I am pleased with our operating performance in the first quarter in what was a very challenging economic environment, we did have a few utility customer projects move to the right relative to the expected timing within our original quarterly profile. The utility customers who elected to defer spending out of December were trying to reduce their budgetary expenditures at the end of the calendar year. After meeting with our business unit executives in January and reviewing the details of our current operating plans, we feel that this situation was only temporary and therefore, our total year revenue and earnings outlook for 2009 remains consistent with our previous guidance. While we continue to face challenges every day, we are also seeing pockets of opportunities opening up across the business which we believe can help shield our downside risks.

     "Additionally during the quarter we incurred certain R&D project costs earlier in the year versus plan on a few near-term Space program opportunities at VACCO, and incurred additional development and re-design costs on our RF electric product.

     "During the first quarter we generated over $21 million of cash flow from operations which allowed us to continue to pay down debt, and we continued to move forward withmeaningful progress in the receipt of new firm orders on both the New York City Water and Idaho Power AMI contracts, furthering our confidence in the second half outlook.

     "We will continue our disciplined approach and diligence so that we can execute to our 2009 Plan and demonstrate ESCO's resiliency in these challenging economic times."

First Quarter Summary
---------------------

     The prior year first quarter results included the cumulative recognition of $20.5 million of revenues, $8.5 million of EBIT, and $0.20 earnings per share related to electric power-line system (PLS) AMI shipments to PG&E which were required to be deferred from earlier periods for accounting revenue recognition purposes (referred to throughout as "TNG Revenue Recognition").

     Net earnings and EPS are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company, and Discontinued Operations represent the 2008 results of the filtration portion of Filtertek which was sold on November 25, 2007. Discontinued Operations had no impact in the 2009 first quarter.

Continuing Operations
---------------------

     Sales were $149.2 million in the first quarter of 2009 compared to $135.0 million in the 2008 first quarter (or, compared to $114.5 million of revenue when excluding the $20.5 million of TNG Revenue Recognition). This 10.5 percent sales increase (or, 30.3 percent excluding TNG Revenue Recognition) in 2009 reflects all three operating segments contributing higher revenues.

     EPS was $0.22 per share in the first quarter of 2009 compared to the 2008 first quarter EPS of $0.30 per share (or, $0.10 per share when excluding the $0.20 impact of TNG Revenue Recognition).

     Net cash provided by operating activities was $21.1 million during the first quarter of 2009, enabling an $18.7 million reduction in net debt outstanding, which at December 31, 2008 was $179.4 million with a corresponding leverage ratio of 2.07.

Discontinued Operations
-----------------------

     Discontinued Operations for the first quarter of fiscal 2008 represent the results of the filtration portion of Filtertek. The first quarter 2008 net loss of $0.19 per share was primarily driven by income tax expenses related to Filtertek's foreign operations. The majority of the prior year first quarter net loss was offset during the fourth quarter, resulting in a net loss from Discontinued Operations of $0.02 per share for fiscal 2008.

     Sales ----- Utility Solutions Group (USG) segment sales increased $10.7 million (13 percent) for the 2009 first quarter compared to the first quarter of 2008 as a result of the following:

     o Doble sales increased $13.8 million over prior year reflecting the impact of a full quarter of operations versus one month in the 2008 first quarter;

     o Fixed network RF AMI sales increased $20.8 million (112 percent) in the 2009 first quarter primarily due to higher gas product deliveries at PG&E and the sale of additional water AMI products;

     o Fixed network PLS AMI sales decreased $27.1 million in the 2009 first quarter as TWACS deliveries to PG&E were $0 in the current period compared to $22.4 million in the prior year's first quarter (including the $20.5 million of TNG Revenue Recognition sales); and,

     o Sales of software and digital video security products increased a combined $3.2 million in the 2009 first quarter.

     Test segment sales increased 10.7 percent in the first quarter of 2009 primarily due to an increase in large chamber deliveries to the international wireless and electronics end-markets.

     Filtration segment sales increased slightly in the first quarter of 2009 reflecting sales increases in the defense aerospace product line, partially offset by lower commercial aerospace product deliveries resulting from the impact of the Boeing strike during the quarter.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the first quarter of fiscal 2009 included the following:

     In the USG segment, EBIT for the 2009 first quarter was $10.5 million compared to $13.4 million in the 2008 first quarter. The $2.9 million net decrease in EBIT dollars was driven by a significant decrease in EBIT from the PLS business resulting from significantly lower sales to PG&E described above; additional software amortization; and additional costs to support business development efforts related to the pursuit of international AMI market opportunities. All of the other operating units within the USG segment had significant increases in EBIT dollars as a result of the sales increases noted above. The RF AMI business EBIT dollars increased 70 percent, in spite of being negatively impacted by $0.8 million of additional design and development costs related to the RF electric AMI product.

     In the Test segment, EBIT dollars and EBIT margins were significantly higher in 2009 due to the sales increases in the current quarter, favorable changes in sales mix, and rigorous cost controls.

     In the Filtration segment, EBIT dollars and EBIT margins decreased in 2009 due to the timing of research and development costs, and higher bid and proposal costs being incurred related to the pursuit of a significant number of Space related projects.

     Corporate operating costs were higher in 2009 due to higher amortization expenses related to recent acquisitions that included identifiable intangible assets.

Effective Tax Rate
------------------

     The effective tax rate from Continuing Operations in the first quarter of 2009 was 30.1 percent compared to 37.7 percent in the first quarter of 2008. The 2009 tax rate was favorably impacted by Congress' extension of the research tax credit during the 2009 first quarter. The 2009 first quarter tax rate was consistent with the Company's guidance provided in November 2008.

New Orders
----------

     New orders received in the first quarter were $141.1 million in 2009 compared to $130.4 million in 2008, representing an 8.2 percent increase and resulting in a backlog at December 31, 2008, of $258.8 million.

     Orders from PG&E for AMI gas products in the 2009 first quarter were $31.0 million (601,000 units) bringing the total gas project-to-date units to 2.6 million, or $150 million. The entire PG&E project-to-date (gas and electric) represents 3.2 million units, worth $200 million.

     Cumulative orders-to-date for the $68.3 million New York City Water AMI project were $8.0 million, and orders-to-date for the $25 million Idaho Power AMI project were $4.0 million.

Business Outlook - 2009
-----------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the impact of any future acquisitions or divestitures, and reflects: the impact of the amortization of identifiable intangible purchase accounting assets related to Aclara Software, Aclara RF, Doble and LDIC; the impact of the Doble inventory step-up resulting in "lost" profit; and the amortization of TWACS NG software.

Aclara RF Facility Relocation
-----------------------------

     Due to its significant sales growth, Aclara RF Systems Inc. (formerly Hexagram, Inc.) will be relocating from three existing leased facilities, to a single, newer, more efficient facility in the greater Cleveland, Ohio, area during fiscal 2009. As a result, approximately $2.0 million in pretax nonrecurring exit and relocation costs are expected to be incurred in the Utility Solutions Group, primarily related to the noncash write-off of leasehold improvements, vacant facility charges, and physical move costs.

Comtrak Technologies LLC
------------------------

     Management is currently evaluating its strategic alternatives involving Comtrak and is currently in negotiations with a third party to purchase certain assets and assume certain liabilities of Comtrak. Management is planning to formally exit this business within the next 60 days, and the results of operations of Comtrak will be accounted for as Discontinued Operations beginning in the second quarter of fiscal 2009. Net cash proceeds from this action will be used to further pay down debt.

Revenues and Earnings Per Share - 2009
--------------------------------------

     In fiscal 2009, Management expects the following:

          o    Revenues between $680 million and $690 million;

          o EPS - GAAP Basis of between $2.00 and $2.15 (which includes approximately $0.05 per share of expenses related to the Aclara RF facility relocation charge noted above);

          o    EPS - Adjusted Basis of between $2.42 and $2.57 per share; and,

     EPS- Adjusted Basis excludes approximately $0.42 per share of costs related to TWACS NG software amortization, purchase accounting intangible asset amortization related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up.

     Management believes using "EPS - Adjusted Basis" as a financial measure is important for investors to understand the Company's operations and its ability to service its debt.

     The full-year 2009 tax rate is expected to be 35 to 37 percent, with quarterly variations depending on the timing and amount of discrete tax benefits and charges.

     The 2009 quarterly earnings profile is projected to be back-end loaded, but not as severely as fiscal 2008. Management expects second quarter EPS to be in the range of $0.34 to $0.40 per share, compared to $0.23 per share in the 2008 second quarter.

Chairman's Commentary - 2009
----------------------------

     Mr. Richey further commented, "As noted above, I remain optimistic about the balance of fiscal 2009, and through our rigorous oversight and disciplined planning processes, I remain confident that we have sufficient growth opportunities and the right contingency plans in place to allow us to execute to our plan as we navigate our way through this challenging economic period. Having Doble and LDIC for the full year and beginning our AMI deployments with Idaho Power and New York City water, along with our international opportunities, should continue to provide us with positive momentum throughout 2009."

Conference Call
---------------

     The Company will host a conference call today, February 5, at 4 p.m., Central Time, to discuss the Company's first quarter operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 4522938).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the amounts and timing of fiscal 2009 future revenues, results, earnings, EBIT, EPS - Adjusted Basis, EPS - GAAP Basis, fiscal 2009 second quarter EPS, costs incurred with the Aclara RF relocation and new building, the timing and impact of exiting the Comtrak business, the fiscal 2009 effective annual tax rate, the timing and certainty of utility customer spending, the success of international AMR / AMI pilots and the success of international opportunities, the long-term success of the Company, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company's competitors; changes in Federal or State energy laws; the timing and content of purchase order releases under the Company's AMI contracts; the Company's successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers;
termination  for  convenience  of customer  contracts;  timing and  magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; the Company's successful execution of internal operating plans; and the integration of newly acquired businesses.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.

                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                              Three Months    Three Months
                                                 Ended           Ended
                                              December 31,    December 31,
                                                  2008            2007
                                                  ----            ----   -

Net Sales                                      $149,171          134,957
Cost and Expenses:
  Cost of sales                                  93,561           84,012
  SG&A                                           40,054           33,510
  Amortization of intangible assets               4,734            3,597
  Interest expense                                2,619            1,359
  Other (income) expenses, net                     (118)            (214)
                                                   ----             ----
      Total costs and expenses                  140,850          122,264
                                                -------          -------

Earnings before income taxes                      8,321           12,693
Income taxes                                      2,501            4,788
                                                  -----            -----

      Net earnings from continuing operations     5,820            7,905

Loss from discontinued operations,
 net of tax of $325                                   -             (115)
Loss on sale from discontinued operations,
 net of tax of $4,809                                 -           (4,974)
               ------                             -----            ------
      Net earnings from discontinued
        operations                                    -           (5,089)


      Net earnings                             $  5,820            2,816
                                               ========            =====


Earnings per share:
      Basic
          Continuing operations                    0.22             0.31
          Discontinued operations                  0.00            (0.20)
                                                   ----            -----
          Net earnings                         $   0.22             0.11
                                                   ====             ====

      Diluted
          Continuing operations                    0.22             0.30
          Discontinued operations                  0.00            (0.19)
                                                   ----            -----
          Net earnings                         $   0.22             0.11
                                                   ====             ====

Average common shares O/S:
      Basic                                      26,108           25,759
                                                 ======           ======
      Diluted                                    26,422           26,202
                                                 ======           ======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                             (Dollars in thousands)

                                        Three Months Ended
                                           December 31,
                                        2008           2007
                                        ----           ----

Net Sales
  Utility Solutions Group             $ 90,015        79,309

  Test                                  35,489        32,065

  Filtration                            23,667        23,583
                                        ------        ------
    Totals                            $149,171       134,957
                                      ========       =======


EBIT
  Utility Solutions Group             $ 10,525        13,408

  Test                                   3,234         1,990

  Filtration                             2,863         3,649

  Corporate                             (5,682)(1)    (4,995)(2)
                                        ------        ------
    Consolidated EBIT                   10,940        14,052
    Interest (expense)/income           (2,619)       (1,359)
                                        ------        ------
    Earnings before income taxes      $  8,321        12,693
                                         =====        ======

Note: Depreciation and amortization expense was $7.5 million and $5.7 million for the quarters ended December 31, 2008 and 2007.


(1) Includes $1.2 million of amortization of acquired intangible assets.

(2) Includes $0.7 million of amortization of acquired intangible assets.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)

EPS from Continuing  Operations-Adjusted  Basis Reconciliation (prior year first
-------------------  -------------------  --------------------------------------
quarter)
--------

                                 Q1 08
                                 -----

EPS - GAAP Basis                 $0.30
Adjustments (defined below)      (0.20)
                                 -----
EPS - Adjusted Basis             $0.10
                                 =====

Adjustments exclude the recognition of deferred revenue and profit related to previous period electric AMI shipments to PG&E which were deferred until the delivery of TWACS NG software version 3.0, which occurred in December 2007. This resulted in the cumulative recognition of $20.5 million of revenues and $8.5 million of EBIT which represents $0.20 per share in the first quarter of 2008.


EPS-Adjusted Basis Reconciliation-FY 2009
-----------------------------------------

EPS - GAAP Basis - FY 2009 Range        $2.00    2.15
Adjustments (defined below)              0.42    0.42
                                         ----    ----
EPS - Adjusted Basis - FY 2009 Range    $2.42    2.57
                          ====          =====    ====

Adjustments exclude pre-tax intangible asset amortization expense related to TWACS NG software, purchase accounting intangible amortization related to the Company's acquisitions within the last three years, and the expense related to the purchase accounting step-up of Doble Engineering Company inventory.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)

                                               December 31,  September 30,
                                                  2008           2008
                                                  ----           ----

Assets
------

  Cash and cash equivalents                    $ 28,433         28,667
  Accounts receivable, net                      106,292        135,436
  Costs and estimated earnings on long-term
   contracts                                      8,477          9,095
  Inventories                                    75,900         66,962
  Current portion of deferred tax assets         15,984         15,368
  Other current assets                           11,540         15,108
                                                 ------         ------
      Total current assets                      246,626        270,636

  Property, plant and equipment, net             71,866         72,591
  Goodwill                                      329,775        328,878
  Intangible assets, net                        233,276        238,223
  Other assets                                   18,174         17,745
                                                 ------         ------
                                               $899,717        928,073
                                               ========        =======

Liabilities and Shareholders' Equity
------------------------------------

  Short-term borrowings and current maturities
   of long-term debt                            $50,000         50,000
  Accounts payable                               41,875         49,329
  Current portion of deferred revenue            19,663         18,920
  Other current liabilities                      43,274         50,434
                                                 ------         ------
      Total current liabilities                 154,812        168,683
  Long-term portion of deferred revenue           1,962          2,228
  Deferred tax liabilities                       84,091         83,515
  Other liabilities                              20,866         21,760
  Long-term debt                                165,573        183,650
  Shareholders' equity                          472,413        468,237
                                                -------        -------
                                               $899,717        928,073
                                               ========        =======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                 Three Months Ended
                                                 December 31, 2008
                                                 -----------------
Cash flows from operating activities:
   Net earnings                                       $ 5,820
   Adjustments to reconcile net earnings
    to net cash provided by operating activities:
       Depreciation and amortization                    7,534
       Stock compensation expense                       1,017
       Changes in operating working capital             9,590
       Effect of deferred taxes                        (1,695)
       Change in deferred revenues and costs, net         565
       Pension contributions                             (630)
       Other                                           (1,081)
                                                       ------
         Net cash provided by operating activities     21,120


Cash flows from investing activities:
   Additions to capitalized software                     (875)
   Capital expenditures                                (1,969)
                                                       ------
       Net cash used by investing activities           (2,844)


Cash flows from financing activities:
   Proceeds from long-term debt                        15,000
   Principal payments on long-term debt               (33,077)
   Excess tax benefit from stock options exercised        782
   Proceeds from exercise of stock options                400
   Other                                               (1,615)
                                                       ------
     Net cash provided by financing activities        (18,510)
                                                      -------
Net decrease in cash and cash equivalents                (234)
Cash and cash equivalents, beginning of period         28,667
                                                       ------
Cash and cash equivalents, end of period             $ 28,433
                                                       ======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered Orders -
----------------------------        Utility
 Q1 FY 2009                        Solutions    Test   Filtration  Total
 ----------                        ---------    ----   ----------  -----
  Beginning Backlog - 9/30/08
   continuing opers                $125,543    69,823    71,463   266,829
  Entered Orders                     86,504    29,902    24,710   141,116
  Sales                             (90,015)  (35,489)  (23,667) (149,171)
                                    -------   -------   -------  --------
  Ending Backlog - 12/31/08        $122,032    64,236    72,506   258,774
                                   ========    ======    ======   =======


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